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                                 AMENDMENT NO. 7
                           TO THE AMENDED AND RESTATED
                            MASTER DISTRIBUTION PLAN

                                (Class K Shares)

     The Amended and Restated Master Distribution Plan (Class K Shares) (the "Plan"), dated as of August 18, 2003, pursuant to Rule 12b-1, is hereby amended, effective July 18, 2005, as follows:

     WHEREAS, the parties desire to amend the Plan to reflect the merger of AIM Core Stock Fund, AIM Health Sciences Fund, AIM Mid Cap Stock Fund and AIM Total Return Fund;

     NOW THEREFORE, Schedule A to the Plan is hereby deleted in its entirety and replaced with the following:

                                   "SCHEDULE A
                                       TO
                            THE AMENDED AND RESTATED
                            MASTER DISTRIBUTION PLAN
                                (CLASS K SHARES)

                         (DISTRIBUTION AND SERVICE FEES)

     The Fund shall pay the Distributor as full compensation for all services rendered and all facilities furnished under the Distribution Plan for the Class K Shares of each Portfolio designated below, a Distribution Fee* and a Service Fee determined by applying the annual rate set forth below as to the Class K Shares of each Portfolio to the average daily net assets of the Class K Shares of the Portfolio for the plan year. Average daily net assets shall be computed in a manner used for the determination of the offering price of the Class K Shares of the Portfolio.

AIM SECTOR FUNDS

                                Minimum
                                 Asset
                                 Based    Maximum    Maximum
                                 Sales    Service   Aggregate
Portfolio - Class K Shares       Charge     Fee        Fee
--------------------------      -------   -------   ---------
AIM Energy Fund                  0.20%     0.25%      0.45%
AIM Financial Services Fund      0.20%     0.25%      0.45%
AIM Leisure Fund                 0.20%     0.25%      0.45%
AIM Technology Fund              0.20%     0.25%      0.45%

AIM STOCK FUNDS

                                Minimum
                                 Asset
                                 Based    Maximum    Maximum
                                 Sales    Service   Aggregate
Portfolio - Class K Shares       Charge     Fee        Fee
--------------------------      -------   -------   ---------
AIM Dynamics Fund                0.20%     0.25%      0.45%
AIM Small Company Growth Fund    0.20%     0.25%      0.45%

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*    The Distribution Fee is payable apart from the sales charge, if any, as stated in the current prospectus for the applicable Portfolio (or Class thereof)."

All other terms and provisions of the Plan not amended herein shall remain in full force and effect.

Dated: July 18, 2005